EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 12, 2007 (the “Agreement Date”), by and between Ascendia Brands, Inc., a Delaware corporation (the “Company”), and Joseph A. Falsetti (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company as its Chairman, President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to transition the Executive to the position of Executive Chairman, upon the terms and subject to the conditions hereinafter set forth, simultaneous with the commencement of employment of Steven R. Scheyer as the Company’s new President and Chief Executive Officer;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Term. The Company hereby agrees to employ the Executive as its Executive Chairman, and the Executive hereby agrees to be employed by the Company as its Executive Chairman, for the period (the “Term of Employment”) commencing upon commencement of Steven R. Scheyer’s employment as President and Chief Executive Officer of the Company (the “Commencement Date”), which will be the first business day that is at least thirty days after the Agreement Date or such earlier date after February 28, 2007 as Steven R. Scheyer and the Company may agree, and continuing until March 1, 2010, unless the Term of Employment is terminated sooner pursuant to Section 5 below. The period during the Term of Employment beginning on the Commencement Date and continuing until March 1, 2008 is referred to as the “First Year.” The period during the Term of Employment beginning March 1, 2008 and continuing until March 1, 2009 is referred to as the “Second Year.” The period during the Term of Employment beginning March 1, 2009 and continuing until March 1, 2010 is referred to as the “Third Year.” The First Year, Second Year, and Third Year are each sometimes referred to individually as a “Year.” Until the Commencement Date, the Executive shall continue in employment with the Company as its Chairman, President and Chief Executive Officer under the terms of that certain Employment Agreement dated as of May 20, 2005 between the Company and the Executive (the “Prior Employment Agreement”). On the Commencement Date, the Prior Employment Agreement shall be superseded in its entirety by this Agreement.

2. Duties and Extent of Services.

(a) During the Term of Employment, the Executive shall serve as the Executive Chairman of the Company and shall render such executive, managerial, administrative and other services as are customarily associated with and incident to such position, and as the Company may, from time to time, reasonably require consistent with such position. The Executive shall report to the Board of Directors of the Company (the “Board”).

(b) The Company shall (i) nominate the Executive for re-election to the Board throughout the Term of Employment on each occasion during the Term of Employment when his term as a director is scheduled to expire, (ii) in all proxy and other materials recommend that shareholders vote in favor of Executive’s election as a director, (iii) not directly or indirectly oppose or withdraw support from Executive, and (iv) solicit proxies from shareholders authorizing the named proxy holders to vote in favor of Executive’s candidacy. The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be authorized by the Board, provided that each such position shall be commensurate with the Executive’s position as Executive Chairman. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board specifically approves such additional compensation.

(c) The Executive shall be a full-time employee of the Company and shall devote his full business time and efforts to the duties required of him in the positions described in this Section 2, and in such other positions or offices of the Company or its subsidiaries or affiliates as may be required of him hereunder consistent with such positions. Notwithstanding the foregoing provisions of this Section 2(c), the Executive may serve as a non-management director of one or more business or not-for-profit organizations; provided, however, that the Executive may not serve in such capacity with respect to more than two (2) organizations at any one time without the prior written approval of the Board.

3. Compensation.

(a) Salary. For his services hereunder, the Company shall pay the Executive a base salary of Five Hundred Thousand Dollars ($500,000) per annum, subject to review annually at the end of each Year for such increases as the compensation committee of the Board (the “Compensation Committee”), in its sole discretion, may determine (such amount, as so increased in the Compensation Committee’s discretion, the “Base Salary”). Base Salary shall be paid in accordance with the regular payroll policies of the Company in effect from time to time.

(b) Incentive Bonus Compensation. For each full Year included in the Term of Employment, the Executive shall be eligible to earn an annual bonus (each, an “Annual Bonus”). The amount of each Annual Bonus shall be determined by the Compensation Committee based on achievement of the annual EBITDA targets (the “EBITDA Targets”) set forth in Schedule 1 hereto; provided that within sixty days following the end of the second fiscal quarter of the First Year, the Compensation Committee will review the EBITDA Targets in consultation with the Executive and will make any adjustments to the EBITDA Targets that the Compensation Committee and the Executive agree are reasonable and appropriate. For each Year (i) if the Company achieves 100% of its EBITDA Target for such Year, the Annual Bonus shall be equal to 100% of his Base Salary for such Year, (ii) if the Company achieves less than 100% of its EBITDA Target for such Year, the Annual Bonus shall be ratably reduced in an amount equal to 5% of Base Salary for the applicable Year for each 1% below 100% of Target EBITDA

(with no Annual Bonus if EBITDA is not greater than 80% of Target EBITDA) and (iii) if the Company achieves more than 100% of its EBITDA Target for such Year, the Annual Bonus shall be ratably increased in an amount equal to 1% of Base Salary for the applicable Year for each 1% above 100% of Target EBITDA, up to a maximum Annual Bonus equal to 150% of Base Salary for such Year. Each Annual Bonus shall be deemed to vest and accrue at the end of the last day of the Year for which it is earned. Each Annual Bonus shall be paid as soon as practicable following the end of the Year for which it is earned, subject to the certification by the Compensation Committee of achievement of the applicable performance goals described in this Section 3(b) above and the amount of such Annual Bonus, but in no event later than May 14 of the calendar year in which such Annual Bonus became vested and accrued. Notwithstanding the foregoing, the Annual Bonus for the First Year will be equal to 100% of Base Salary and will be paid on or before the last day of the First Year.

In addition, the Compensation Committee, in its discretion and without obligation, may declare and pay the Executive a bonus for any Year based upon individual or Company performance or other considerations it deems appropriate, whether or not the performance goals described in Section 3(b) above are met or exceeded.

(c) Value Creation Bonus. Within five days following the Agreement Date, the Company will pay the Executive, as a bonus for his contributions prior to the Agreement Date and creation of Company value, a cash bonus in the amount of $750,000.

(d) Stock Options. On October 31, 2007, the Company will grant the Executive an option (the “Option”) to purchase a number of shares of the Company’s common stock (the “Option Shares”) equal to 2% of the Company’s outstanding stock as of the Commencement Date (determined on an as-converted, fully-diluted basis). The per share exercise price of the Option will be the fair market value of a Share on the date of grant of the Option as determined by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. The Option will be granted under the Ascendia Brands 2007 Stock Incentive Plan and will be evidenced by a written stock option agreement (the “Option Agreement”) containing the terms set forth in Exhibit A hereto and other reasonable and customary stock option agreement terms not inconsistent with those set forth in Exhibit A. The number of shares subject to the Option shall be equitably adjusted in the event of any change in the number of shares of the company’s common stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change occurring after the Commencement Date.

4. Benefits.

(a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereafter adopted and made generally available by the Company to its senior officers, including but not limited to, pension plans, contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans, which benefit programs and arrangements shall in any event provide the Executive with (x) full medical, dental and vision insurance coverage for the Executive and his spouse and dependent children, (y) life insurance coverage in an amount equal to at least $2,000,000, and (z) long-term disability insurance in amounts equal to 70% of Base Salary and, if reasonably available, based on the Executive’s “own occupation;” (ii) six weeks paid vacation during each Year in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers; and (iii) one “executive” medical examination each Year at the Mayo Clinic.

Upon the termination of the Executive’s employment with the Company for any reason other than (i) Cause or (ii) the Executive’s voluntary resignation other than for Good Reason prior to the third anniversary of the Commencement Date, and in addition to any other compensation or benefits the Executive may be entitled to receive upon termination of employment, the Executive, for as long as he shall live, shall be entitled to (x) Company provided medical, dental, and vision insurance coverage, for the Executive and for his spouse and dependent children (“Health Insurance Benefits”) at levels and on terms no less favorable to the Executive than those provided during the Term of Employment or (y) reimbursement for the cost to the Executive of obtaining comparable Health Insurance Benefits. The Company’s obligation to provide Health Insurance Benefits (or reimbursement in lieu of Health Insurance Benefits) pursuant to the preceding sentence shall be suspended during any period that the Executive is eligible for comparable Health Insurance Benefits in connection with subsequent employment.

(b) Expenses. The Company agrees to pay or reimburse the Executive for all reasonable travel and business expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

(c) Certain Legal Fees. The Company will reimburse the Executive for the reasonable attorneys’ fees incurred by him in connection with the negotiation and preparation of this Agreement.

(d) Perquisites. Without limiting the foregoing provisions of this Section 4, during the Term of Employment, the Company shall provide the Executive with the following perquisites: (i) use of an automobile selected by the Executive, including payment or reimbursement of all associated registration, insurance, fuel and maintenance costs; (ii) use of a furnished Company provided residence or condominium in the borough of Manhattan near the Company’s lower Manhattan office; and (iii) reimbursement for his personal tax preparation expenses that are incurred during the Term of Employment and that are incurred for the initial filing of his personal tax return for the calendar year in which the Term of Employment ends provided that the Executive has not accepted subsequent employment in a senior management or comparable position prior to such initial filing.

5. Termination.

(a) Death or Disability. The Term of Employment shall automatically terminate upon the death of the Executive or termination by the Company for Disability (defined below). In the event that the Term of Employment terminates due to the Executive’s death or is terminated by the Company for Disability, the Executive (or in the event of his death, his beneficiary or legal representative) shall be entitled to any and all compensation and benefits accrued through the Employment Termination Date, and, in the case of termination by the Company for Disability, Health Insurance Benefits as described in Section 4(a) above. The Executive’s rights with respect to the Option shall be as provided in the Option Agreement and his rights and benefits under any other applicable Company plans or programs shall be as determined under such plans or programs. For purposes of this Section 5, “Disability” means any disability as defined under the Company’s applicable disability insurance policy; provided that such disability has continued for a period of six (6) consecutive months. Any termination of the Executive’s employment by the Company for Disability shall be communicated by written notice of termination specifying the reason for termination (“Disability Termination Notice”) and the Employment Termination Date shall be the date of the Executive’s receipt of the Disability Termination Notice or such later date as may be specified in the Disability Termination Notice. In the event of the Executive’s death during the Term of Employment, the Employment Termination Date shall be the date of death.

(b) Termination Without Cause. The Company may terminate the Term of Employment without “Cause” (defined below) for any or no reason at any time by written notice to the Executive, in which case the Employment Termination Date shall be the date of such notice or such other later date as may be specified by the Company. If the Company terminates the Term of Employment without Cause and the Executive executes and delivers to the Company and does not revoke, a Release Agreement in the form attached hereto as Exhibit B, the Executive shall be entitled to (i) all compensation and benefits accrued to the Employment Termination Date, including, without limitation, any earned but unpaid Annual Bonus for the Year prior to the Year in which termination occurs; (ii) a lump sum payment equal to six (6) months of Base Salary at the rate in effect on the Employment Termination Date, payable within thirty (30) days after the Employment Termination Date; (iii) provided that an anniversary of the Commencement Date occurs during the period beginning on the day after the Employment Termination Date and ending on the date that is six (6) months after the Employment Termination Date, an amount equal to the Executive’s Annual Bonus for the last Year ending prior to the Employment Termination

Date (or, if the Employment Termination Date occurs prior to the end of the first Year, the target amount of the Annual Bonus), such amount, if any, to be paid on the date that is six months and one day following the Employment Termination Date; (iv) for a period of eighteen (18) months beginning on the date that is six months and one day following the Employment Termination Date (the “Continuation Period”), payment of (x) Base Salary at the rate in effect on the Employment Termination Date in accordance with the Company’s then applicable payroll practices plus (y) on each anniversary of the Commencement Date during the Continuation Period an amount equal to the Executive’s Annual Bonus for the last Year ending prior to the Employment Termination Date (or, if the Employment Termination Date occurs prior to the end of the first Year, the target amount of the Annual Bonus); and (v) Health Insurance Benefits as described in section 4(a) above. The Executive’s rights with respect to the Option shall be as provided in the Option Agreement and his rights and benefits under any other applicable Company plans or programs shall be as determined under such plans or programs. Notwithstanding anything herein to the contrary, if the Company in good faith reasonably determines that the Executive is or may be considered a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to avoid the imposition of tax, interest or other liability under Section 409A of the Code (“409A Liability”), then the Company shall provide written notice thereof to the Executive and will use its best efforts to defer the commencement of the payment or provision of any such payments or benefits that would otherwise be paid or provided by the Company until the date that is six (6) months and one day following Executive’s termination of employment with the Company.

(c) Cause. The Company may terminate the Term of Employment for Cause by written notice to the Executive at any time when Cause exists, in which case the Employment Termination Date shall be the date of such notice or such later date as may be specified by the Company. If the Term of Employment is terminated for Cause the Company shall have no further obligations hereunder, except to pay the Executive all compensation and benefits accrued to the Employment Termination Date. The

Executive’s right to participate in any of the Company’s retirement, insurance and other benefit plans and programs shall be as determined under such plans and programs. For purposes of this Agreement, “Cause” means the Executive’s (i) conviction of or plea of nolo contendere to any felony, (ii) gross negligence, or (iii) willful misconduct that is materially injurious to the Company or is repeated after written notice from the Company specifying the misconduct or that is not corrected within twenty days after written notice from the Company specifying the misconduct, and Cause shall exist from and after the occurrence of any such event or conduct.

(d) Termination by Executive. The Executive may at any time terminate the Term of Employment by his voluntary resignation for any or no reason, upon thirty (30) days prior written notice to the Company. If the Term of Employment is terminated by the Executive’s resignation pursuant to this Section 5(d), the Company shall pay to the Executive any and all benefits and compensation accrued through the Employment Termination Date and the Executive’s rights and benefits under any applicable benefit plans or programs shall be as determined under such plans or programs.

(e) Termination by Executive for Good Reason. Notwithstanding the above, the Executive may terminate his employment under this Agreement for Good Reason (defined below) by written notice to the Company, in which case the Employment Termination Date shall be the date of such notice or such later date as may be specified by the Executive (but not later than the scheduled expiration of the Term of Employment). Any termination of the Term of Employment for Good Reason pursuant to this Section 5(e) shall be deemed to be a termination by the Company without Cause and shall be controlled by the provisions of Section 5(b) of this Agreement. For purposes of this Agreement, the term “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement, (ii) any material reduction in the Executive’s title, duties, authority or responsibilities without his consent, or (iii) assignment to the Executive without his consent of duties or responsibilities materially inconsistent with his positions and duties described in Section 2 of this Agreement; provided that the Executive may not terminate the Term of Employment for Good Reason unless he first gives the Company written notice specifying the Good Reason and the Company does not cure the Good Reason within twenty days after the date of such notice.

(f) Effect of Termination. Upon the termination of the Executive’s employment with the Company for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein, and upon such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

6. Certain Covenants.

In consideration of the mutual promises contained herein the Executive agrees as follows:

(a) Confidentiality. The Executive will not at any time, directly or indirectly, disclose or use for any purpose, except in the good faith performance of the Executive’s duties to the Company, any Confidential Information (as hereinafter defined). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature pertaining to the Company or any subsidiary, including information of others that the Company or any subsidiary has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain (other than through breach of the Executive’s obligations under this Section 6), or which the Executive is required to disclose by law or legal process. Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all copies) in the Executive’s possession which contain Confidential Information.

(b) Non-Competition.	During the Restriction Period (defined below):

(i)          the Executive will not directly or indirectly, individually or as a consultant, employee, officer, director, stockholder, partner, member, or in any other capacity perform or provide services to, or assist any other person to provide services to, any person or entity whose business competes with the business of the Company or any of its subsidiaries anywhere in the United States or anywhere else in the world where the Company or any subsidiary does business (a “Competitive

Business”) if such competition is direct or such services could benefit or advantage the Competitive Business by use or application of Confidential Information; and

(ii)         the Executive will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner or participant in any capacity in any business or entity other than the Company, solicit or endeavor to entice away from the Company or any subsidiary, or otherwise interfere with the business relationship of the Company or any subsidiary with any person, business, or entity who is, or was within the one year period immediately prior to the date of termination of his employment with the Company an employee of the Company or any subsidiaries, a customer or client of, supplier to or other party having material business relations with the Company or any subsidiary. The “Restriction Period” means the period commencing on the Commencement Date and ending either (x) upon expiration of the Continuation Period in the case of any termination of the Term of Employment pursuant to Section 5(b) or 5(e) above, or (y) on the first anniversary of the date of termination of Executive’s employment with the Company in the case of any termination of the Executive’s employment with the Company other than pursuant to Section 5(b) or 5(e) above.

(c)          Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by this Section 6 or such other equitable relief as may be required to enforce specifically any of the covenants of this Section 6. The foregoing provisions of this Section 6 herein shall survive the termination of this Agreement and shall continue thereafter in full force and effect in accordance with the terms of this Section 6 herein for the periods of time contemplated thereby.

7. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage under applicable employee benefit plans. For the purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

8. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, or (iii) on the next business day when sent by reputable overnight express mail service that provides tracing and proof of receipt or refusal of items mailed addressed to the Company or Executive, as the case may be, at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.

If to the Company:	Ascendia Brands, Inc.
2000 Lenox Drive, Suite 202
Lawrenceville, NJ 08648
Tel: 609-219-0930
Attention: Board of Directors

with a copy to:	Bachelder & Dowling, P.A.
Twenty-Two Free Street, Suite 201
Portland, ME 04101-3900
Tel: 207-761-8100
Attention: Stephan G. Bachelder

If to the Executive:	Joseph A. Falsetti

with a copy to:

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior negotiations, discussions, understandings or agreements between the parties with respect to its subject matter. All

Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

10. Waiver. The excuse or waiver of the performance of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Company or the Executive of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

11. Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed therein. Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New Jersey or in a Federal court located within the State of New Jersey. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New Jersey law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

12. Assignability. The obligations of the Executive hereunder may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

13. Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

15. Amendment. This Agreement may be amended only by a written instrument executed by the Company and the Executive.

16. 409A Compliance. The intent of the Executive and the Company is that the severance and other benefits payable to the Executive under this Agreement not be deemed “deferred compensation” under, and shall otherwise comply with, Section 409A of the Code. The Executive and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of 409A Liability in a manner that does not materially alter the substantive rights and obligations of the parties hereunder.

17. No Offset. The payment and other obligations of the Company hereunder shall not be subject to offset.

18. Headings. All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes constitute one (1) agreement which is binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

ASCENDIA BRANDS, INC.

By: /s/ Andrew W. Sheldrick

Name: Andrew W. Sheldrick

Title: General Counsel and Secretary

/s/ Joseph A. Falsetti

Joseph A. Falsetti

SCHEDULE 1

(Annual EBITDA Targets)

For the First Year:	$40,000,000

For the Second Year:	$50,000,000

For the Third Year:	$55,000,000

EXHIBIT A

(Option Agreement Terms)

The Option will be fully vested and exercisable from the date of grant until expiration, subject to the Executive’s continuous employment with the Company.

The Executive may elect to exercise the Option (to the extent it has become exercisable) in a cashless net exercise (resulting in delivery of a number of shares having a value equal to the intrinsic value of the Option or portion thereof exercised, less applicable withholding).

In the event of termination of the Term of Employment by the Company other than for Cause, by the Executive for Good Reason, or by reason of death or Disability of the Executive, the Option will remain exercisable until the earlier of the first anniversary of the Employment Termination Date and the Option’s scheduled expiration. In all other cases, the Option will terminate on the earlier of termination of employment and the Option’s scheduled expiration.

The Option Agreement terms will not give rise to excise tax liability under Section 409A of the Code.

EXHIBIT B

(Form of Release Agreement)

EXHIBIT B

RELEASE AND NON-DISPARGEMENT AGREEMENT

JOSEPH A. FALSETTI

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, Joseph A. Falsetti (“Executive”), on behalf of himself and his heirs, legal representatives, successors and assigns, and each of them, for good and valuable consideration as set forth in the Employment Agreement dated as of February __, 2007 between Executive and Company (the “Employment Agreement”), does hereby unconditionally, knowingly, and voluntarily release and forever discharge Ascendia Brands, Inc., a Delaware corporation (“Company”), and its present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, directors, owners, shareholders, employees, agents, and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including, but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, or local law, ordinance, or regulation, or the Constitution of New Jersey or of the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits; and (9) any and all claims whatsoever to reinstatement (collectively, the “Released Claims”); provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and the Released Claims shall specifically exclude those rights and claims of Executive directly or indirectly arising from or under or related to (A) any plans or agreements relating to shares, interests or other securities of the Company, (B) any obligation of the Company to provide benefits or payments under

B-1

Section 5 of the Employment Agreement; (C) any indemnification and/or contribution agreements, claims or rights that Executive might have against or with the Company (or its predecessor) and/or any other Released Parties, (D) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (E) any profit-sharing and/or retirement plans or benefits in which Executive has vested rights, or (F) any rights to assert any defenses in any action or proceeding. Executive also intends that this Release operate as a waiver of all unknown claims of the type being released hereunder.

Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this Release after signing it by giving written notice to ________________, within seven (7) days after signing it. This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release.

Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of _____________, 20__.

EXECUTIVE:

________________________

Name: Joseph A. Falsetti

AGREED:

ASCENDIA BRANDS, INC.

By:	_______________________________
Its:_____________________________

B-2